Exhibit 99.1
For immediate release:

Date:	April 3, 2009

Contact:	Liz Boelter, Public Relations Mgr.

Tel:	(608) 252-8708
AnchorBank to Streamline Operations with Consolidation of Three Branches
Changes Will Take Place September 1, 2009
     MADISON, Wis. — AnchorBank today announced the closing of three branch offices on August 31, 2009, as part of an effort to operate as efficiently as possible during a challenging economic climate. AnchorBank expects to save approximately $1 million in annual operating costs after the closings are completed.
     The decision to close the branches was based mainly on the geographical overlap these branches have with other AnchorBank branches in the same communities. The locations that will be closing are:
     -2000 Atwood Ave. in Madison
     -Three Neenah Center in Neenah
     -1492 W. South Park Ave. in Oshkosh
     “We seriously considered our decision to reduce the number of branches and employees, through careful analysis and planning, and determined this move should allow AnchorBank to experience positive increases in our efficiency. We believe there
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will be minimal disruption in our ability to serve our valued customers,” said AnchorBank President and CEO Mark Timmerman. “Customers at any of the branches we are closing will continue to have convenient personal access to their AnchorBank accounts.” With each of the three locations, there is another AnchorBank branch less than two miles away, Timmerman explained.
     A total of 19 positions will be eliminated through the consolidation. AnchorBank will work with employees to give them priority placement to any open position within the company. Customers are being notified by mail of the upcoming transition to other nearby AnchorBank branches. Two of the three branches are located in leased buildings. The Oshkosh building on South Park Avenue is owned by AnchorBank and will be put on the market.
     “At this time, we do not anticipate any other branch closings,” said Timmerman. After the closings are completed in August, AnchorBank will have more than 1,100 employees at 73 locations throughout the state of Wisconsin.
About AnchorBank:
Founded in 1919, AnchorBank is one of the state’s largest financial institutions with locations throughout Wisconsin. AnchorBank, fsb is a wholly-owned subsidiary of Anchor BanCorp Wisconsin, Inc. Anchor BanCorp’s stock is traded on the over-the-counter market under the NASDAQ symbol ABCW. More information about AnchorBank is available online at www.anchorbank.com.
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